UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	July 22, 2005
(July 18, 2005)

Commission	Name of Registrants, State of Incorporation,	I.R.S. Employer
File Number	Address and Telephone Number	Identification No.

333-32170	PNM Resources, Inc.	85-0468296
(A New Mexico Corporation)
Alvarado Square
Albuquerque, New Mexico 87158
(505) 241-2700

______________________________

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

[]   Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item  1.01    Entry into a Material Definitive Agreement.

On July 18, 2005, the Human Resources and Compensation Committee (the "Committee") of the Board of Directors of PNM Resources, Inc. ("PNMR") approved a paid-time off policy plan (the "executive plan") for executive officers that will become effective on January 1, 2006.  The Committee also approved a paid-time off policy for all non-represented employees and represented employees for whom the company and the union have negotiated for employees' participation in the plans (the "employee plan").  The executive plan is similar to the employee plan, except that executives will be awarded 25 days of paid-time off until the executive's years of service would entitle the executive to more paid-time off under the employee plan.  Once an executive is entitled to receive more paid-time off under the employee plan, he or she will receive paid-time off pursuant to the employee plan.   Under the current employee plan, an executive with more than 13 years of service would receive more time-off under the employee plan.  The executive plan will be filed as an exhibit to Form 10-Q for PNM Resources, Inc. as required.

Item  8.01    Other Events.

As previously reported, PNMR acquired all of the common shares of TNP Enterprises, Inc. on June 6, 2005.  The purchase price paid was based on an estimated purchase price, and PNMR had 45 days following the closing to propose a final purchase price.  The end of the 45-day period was on July 21, 2005, and PNMR proposed a final purchase price on that date which would reflect a reduction in the purchase price.  Under the Stock Purchase Agreement, the seller now has an opportunity to contest the proposed final purchase price, and there is a dispute mechanism for resolving disputes regarding the final purchase price.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PNM RESOURCES, INC.
(Registrant)

Date: July 22, 2005	/s/ Thomas G. Sategna
Thomas G. Sategna
Vice President and Corporate Controller
(Officer duly authorized to sign this report)

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